EXHIBIT 10.1

CENTOR ENERGY INC.
111 Panorama Hills Road SW, Calgary, Alberta, T3K 5J1

December 17, 2013

1583412 Alberta Ltd.

Calgary, AB
T2R OE4

Attention:	Mr. Charlie Chapman President

Dear Sir:

Re:	Offer to Purchase Pasquia Hills Oil Shale Leases (55% W.l.)

Centor Energy Inc. ("Centor" or the "Purchaser") hereby offers to purchase, subject to and in accordance with the terms and conditions herein contained, a 55 percent working interest in the title, estate and interest in and to the lands, the leases, the leased substances, all wells, facilities and pipelines, proprietary seismic data, equipment and material related thereto all as described on Schedule "A" attached hereto (the "Assets"), represented by 1583412 Alberta Ltd. (the "Vendor").

1.	Vendor:1583412 Alberta Ltd. (representing the Working Interest Participants)

Purchaser: Centor Energy Inc.

2.	Purchase Price and Payment:

The  purchase  price  shall  be  Two  Million  Four  Hundred  Seventy  Five  Thousand  Dollars ($2,475,000) in Canadian Funds, to be paid as follows:

(i)	A cash sum of fifty thousand dollars CDN ($50,000) to Vendor on acceptance and signing of offer; and

(ii)	A cash sum of two hundred seventy thousand dollars CDN ($270,000) to Vendor on closing; and

(iii)	A cash sum of three hundred fifty thousand dollars CDN ($350,000) to be held in trust andapplied to the completion of the Hatch pre-feasibility study and further modified Fischer analysis at Umatac, on closing; and

(iv)
Deferred cash payments totaling three hundred forty thousand dollars CDN ($340,000) to be paid in four equal monthly installments of eighty five thousand dollars CDN ($85,000) commencing 60 days after closing; and

(v)	Issuance of common shares of Centor Energy Inc. amounting to a value of one million four hundred thousand eighty five dollars CDN ($1,485,000), i.e. 2,121,428 shares at $0.70/share.

3.	Allocation of Purchase Price:

The purchase price for the Assets shall be allocated as follows:

Tangibles:	$100.00
Petroleum and Natural Gas Rights:	$2,474,890.00
Miscellaneous Interests:	10.00
$2,475,000.00

At closing, Purchaser shall pay to the Vendor the Purchase Price in accordance with Clause 2.0 herein, plus the applicable Goods and Services Tax.

4.	Encumbrances:

The Vendor's interest in the Assets shall be unencumbered except for the applicable Crown royalty and any other encumbrances set out in Schedule "A" attached hereto. Any encumbrances not disclosed prior to closing shall cause this agreement to terminate with no further obligation or liability on behalf of the Purchaser.

5.	Effective Date:

(a)
The transaction contemplated by this offer shall be effective at 8:00 a.m. December 1, 2013 (the "Effective Date").  All benefits and obligations relating to the Assets shall be apportioned between the Vendor and Purchaser as of the Effective date, with the Vendor receiving all benefits and obligations prior to the Effective Date and the Purchaser receiving all benefits and obligations from and after the Effective Date.

(b)
Except  as  herein  provided  to the contrary,  the  Vendor  shall continue  to remain  liable and indemnify the Purchaser from and against all liabilities, losses, claims or damages accruing or arising prior to the Closing Date and the Purchaser shall indemnify the Vendor from and against any liabilities, losses, claims or damages accruing or arising subsequent to the Closing Date, and such condition shall either be included in or deemed to apply to all assignments, transfers, declarations of trust or documents conveying any of the Assets hereunder.

6.	Closing Date:

The closing of the transaction contemplated by this offer shall be held at the offices of the Purchaser on February 16, 2014 (the "Closing Date") or any other place, time or date mutually agreeable to the Purchaser and the Vendor.

7.	Purchaser's Closing Conditions:

Upon acceptance of this offer by the Vendor, the obligation of the Purchaser to close and complete the purchase of the Assets is subject to the following conditions which may be waived in whole or in part by the Purchaser within 20 days prior to the Closing Date:

(a)	the Purchaser shall have received a satisfactory title opinion from its legal counsel;

(b)	any consents, rights of first refusal or other restrictions on the transfer, sale or assignment of theAssets shall have been waived or complied with;

(c)	the Purchaser shall have the opportunity to review, and shall be satisfied with, all agreements and encumbrances relating to the Assets;

(d)
the Purchaser shall have the opportunity to conduct an environmental audit or environmental inspection of the Assets and upon completion of same shall be satisfied that it wishes to proceed with the purchase;

(e)	the Purchaser shall have received releases and registrable discharges from all or any party(s) holding security interests in the Assets;

(f)
there shall be no claims or proceedings threatened or pending involving the Vendor in connection with the Assets which claims or proceedings in the aggregate would, in the opinion of the Purchaser, have a material adverse effect on the Assets;

(g)	the Assets as identified on the attached Schedule "A" have not been amended to eliminate any or all of the Properties contained therein; and

(h)	prior to closing, Purchaser will have secured adequate financing and all required regulatory approvals.

8.	Vendor's Closing Conditions:

The obligation of the Vendor to close and complete the sale of the Assets is subject to the following conditions which are inserted for the sole benefit of the Vendor and which may be waived in whole or in part by the Vendor prior to the Closing Date:

(a)
the Vendor shall be satisfied that all regulatory approvals required by the Purchaser in connection with the transaction contemplated by this agreement have either been obtained or are not required, including, without limiting the generality of the foregoing, approval under the Investment Canada Act (Canada); and any consents, rights of first refusal or other restrictions on the transfer, sale or assignment of the Assets have been waived or complied with.

9.	Commitments by Vendor:

During the period from the date of acceptance of this offer until the Closing Date, the Vendor shall not enter into any agreements, or amend any existing agreements relating to the Assets, and shall not commit to make any expenditure in relation thereto, nor shall it enter into any agreements relating to the sale of production there from, save and except for such agreements and expenditures as are in the normal course of business. The Vendor shall be free to dispose of any petroleum substances produced prior to the Closing Date and such production shall be adjusted in accordance with Clause 6 hereof.

10.	Formal Agreement:

This offer is subject to the Vendor and the Purchaser entering into a mutually acceptable formal purchase and sale agreement embodying the terms of this offer. If this offer is accepted, the Vendor shall prepare a formal agreement which Agreement shall embody the terms and conditions of this letter and other provisions customary in transactions pertaining to the purchase and sale of hydrocarbon interest. The formal agreement will include the "right of first refusal" to Centor on the withheld 11.667% working interest.

11.	Purchaser's Review:

Forthwith upon acceptance of this offer, the Vendor shall provide to the Purchaser and its consultants and/or advisors access and copies if required of all books, records, files, income and operating statements, engineering reports, environmental assessments and all land and contractual documents of the Vendor relating to the Assets.

12.	Confidentiality:

Until Closing has occurred, each party shall keep all information confidential in connection with the Assets and shall not release any information concerning this agreement and the transactions herein provided for, without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party shall be entitled to make whatever disclosures they may be required pursuant to any requirement of Stock Exchanges and Securities Regulators.

This offer is open for your acceptance until 12:00 noon, December 20, 2013.

Kindly indicate your acceptance of this offer by signing in the space provided below and returning one executed copy to the undersigned.

Yours truly,

CENTOR ENERGY, INC.

/s/ Michael Sullivan

Michael Sullivan,
CFA President, CEO and Director

/s/ Fred Da Silva

Fred Da Silva
Vice President, CFO and Director

Accepted and Agreed to this 17th day of December, 2013.

1583412 ALBERTA LTD.

/s/ C.W. Chapman
C.W. Chapman, P.Eng
President

Schedule A

Attached to and made part of an Offerto Purchase dated December 17, 2013 made between Centor Energy Inc ("Purchaser")
and 1583412 Alberta Inc. as agent for the working  interest participants ("Vendor")

Pasquia Hills, Saskatchewan

			A praised Interest		Royalty Burdens
Description	Rights Owned	Gross Acres	Working %	Royalty %	Basic %		Overriding %

Lease# SHA00013
Twp 47 R9e 12 W2M
Sees 11,12,13,14,15.16.
17,20, 21' 22, 23, 24, 25, 26,
27,28,29,32, 33,36	[A]	12,850	55.000		[1	]	10

Lease # SHA00011
Twp 48 Rge 11 W2M
Sees 4, 5, 6, 7, 8, 9, 16, 17,
18, 19, 20, 21, 28, S/2 & NE/4
29	[A]	8808	55.000		[1	]	10

Total		21,658

General Notes:	[1] 1% of Gross revenue BPO, 20% of net revenue APO [2] This GORR would be eliminated as part of the negotiated terms of a subsequent disposition at a ceiling value of one million dollars

Rights Owned:	[A] Oil shale or oil shale products

CONSENT OF PROPOSAL

Lands:	Pasquia Hills Leases# SHA00013 and SHA00011

Agent:	1583412 Alberta Ltd.

Working Interest Participants (WIP):	Vega Resources Ltd. Oil Shale International Corp. ChapManagement, Inc. TransAction Oil & Gas Ventures Inc.

It is proposed that:

1. The Agent seek out a purchaser, and negotiate the terms of disposition of all or a portion of the interest in the lands held by the WIPs at the sole discretion of the Agent; and

2. The Agent be authorized to enter into binding agreements regarding the negotiated disposition on behalf of the WIPs; and

3. The Agent be authorized to receive funds related to the disposition from the purchaser and allocate them appropriately as to each WIP's interest sold; and

4. The Agent be authorized to pay trade debts related to the exploration program conducted in February 2013 (amounting to approximately $320,000) from the proceeds of the disposition; and

5. The Agent be authorized to set aside a cash amount from the proceeds of $350,000 to be applied to the completion of the Hatch pre-feasibility study and further assay work on the cores; and

6. The Agent will undertake to look after the best interest of the WIPs and to provide full accountability of the payments received and will promptly distribute the rightful share to each WIP.

The undersigned hereby consents and agrees to the above proposal. Signed in the city of Calgary this 29th day of November 2013

Oil Shale International Corp.

/s/ Herb Miller

Herb Miller, Managing Director

CONSENT OF PROPOSAL

Lands:	Pasquia Hills Leases # SHA00013 and SHA00011

Agent:	1583412 Alberta Ltd.

Working Interest Participants (WIP):	Vega Resources Ltd. Oil Shale International Corp. ChapManagement, Inc. TransAction Oil & Gas Ventures Inc.

It is proposed that:

1. The Agent seek out a purchaser, and negotiate the terms of disposition of all or a portion of the interest in the lands held by the WIPs at the sole discretion of the Agent; and

2. The Agent be authorized to enter into binding agreements regarding the negotiated disposition on behalf of the WIPs; and

3. The Agent be authorized to receive funds related to the disposition from the purchaser and allocate them appropriately as to each WIP's interest sold; and

4. The Agent be authorized to pay trade debts related to the exploration program conducted in February 2013 (amounting to approximately $320,000) from the proceeds of the disposition; and

5. The Agent be authorized to set aside a cash amount from the proceeds of $350,000 to be applied to the completion of the Hatch pre-feasibility study and further assay work on the cores; and

6. The Agent will undertake to look after the best interest of the WIPs and to provide full accountability of the payments received and will promptly distribute the rightful share to each WIP.

The undersigned hereby consents and agrees to the above proposal. Signed in the city of Calgary this 27th day of November 2013

ChapManagement, Inc.

/s/ C.W. Chapman
C.W. Chapman,  P.Eng

CONSENT OF PROPOSAL

Lands:	Pasquia Hills Leases# SHA00013 and SHA00011

Agent:	1583412 AIberta Ltd.

Working Interest Participants (WIP):	Vega Resources Ltd. Oil Shale International Corp. ChapManagement, Inc. TransAction Oil & Gas Ventures Inc.

It is proposed that:

1. The Agent seek out a purchaser, and negotiate the terms of disposition of all or a portion of the interest in the lands held by the WIPs at the sole discretion of the Agent; and

2. The Agent be authorized to enter into binding agreements regarding the negotiated disposition on behalf of the WIPs; and

3. The Agent be authorized to receive funds related to the disposition from the purchaser and allocate them appropriately as to each WIP's interest sold; and

4. The Agent be authorized to pay trade debts related to the exploration program conducted in February 2013 (amounting to approximately $320,000) from the proceeds of the disposition; and

5. The Agent be authorized to set aside a cash amount from the proceeds of $350,000 to be applied to the completion of the Hatch pre-feasibility study and further assay work on the cores; and

6. The Agent will undertake to look after the best interest of the WIPs and to provide full accountability of the payments received and will promptly distribute the rightful share to each WIP.

The undersigned hereby consents and agrees to the above proposal. Signed in the city of Calgary this 27th day of November 2013

TransAction Oil & Gas Ventures Inc.

/s/ C.W. Chapman
C.W. Chapman, P.Eng

CONSENT OF PROPOSAL

Lands:	Pasquia Hills Leases# SHA00013 and SHA00011

Agent:	1583412 Alberta Ltd.

Working Interest Participants (WIP):	Vega Resources ltd. Oil Shale InternationalCorp. ChapManagement, Inc. TransAction Oil & Gas Ventures Inc.

It is proposed that:

1. The Agent seek out a purchaser, and negotiate the terms of disposition of all or a portion of the interest in the lands held by the WIPs at the sole discretion of the Agent; and

2. The Agent be authorized to enter into binding agreements regarding the negotiated disposition on behalf of the WIPs; and

3. The Agent be authorized to receive funds related to the disposition from the purchaser and allocate them appropriately as to each WIP's interest sold; and

4. The Agent be authorized to pay trade debts related to the exploration program conducted in February 2013 (amounting to approximately $320,000) from the proceeds of the disposition; and

5. The Agent be authorized to set aside a cash amount from the proceeds of $350,000 to be applied to the completion of the Hatch pre-feasibility study and further assay work on the cores; and

6. The Agent will undertake to look after the best interest of the WIPs and to provide full accountability of the payments received and will promptly distribute the rightful share to each WIP.

The undersigned hereby consents and agrees to the above proposal. Signed in the city of Calgary this 27th day of November 2013

Vega Resources, Ltd

/s/ Richard Johnson